EXHIBIT 99.1

Media Contacts:
Nationwide Financial
Bryan Haviland
Public Relations Officer
614-677-7767

Provident Mutual
Chuck Hall
Communication Leader
610-407-1162

August 1, 2002

Pennsylvania Deputy Insurance Commissioner Issues Order
Approving Provident Mutual’s Demutualization Sponsored by
Nationwide Financial

COLUMBUS, Oh./ BERWYN, Pa. — Executives from Nationwide Financial Services, Inc., (NYSE: NFS) and Provident Mutual Life Insurance Company (Provident) announced today that the Deputy Insurance Commissioner of the Commonwealth of Pennsylvania issued an Order on July 31, 2002, approving the Sponsored Demutualization Application filed by Provident and NFS.

Upon closing of the proposed transaction, Provident will become a wholly owned subsidiary of NFS and Provident’s eligible members will receive consideration in the form of shares of NFS Class A common stock, cash or policy credits.

Provident will hold a Special Meeting of its members to consider and vote on two proposals — one to adopt and approve the plan of conversion whereby Provident will convert from a mutual insurance company to a stock insurance company and merge with a subsidiary of NFS and the other to amend the articles of incorporation of Provident. Details about the special meeting, both proposals and the proposed transaction are explained in the joint proxy statement/prospectus which is expected to be mailed to eligible members during the week of August 12, 2002.

NFS will hold a Special Meeting of shareholders for the purpose of voting on a proposal to approve the issuance of shares of Class A common stock of NFS to certain eligible members of Provident in connection with the proposed transaction. NFS shareholders will also receive the joint proxy statement/prospectus.

If approved by Provident’s eligible members and NFS shareholders, the transaction is expected to be completed on or about October 1, 2002.

August 1, 2002

Provident has established a Sponsored Demutualization Information Center with a toll-free number (1-866-541-9692) for eligible members. Information about this service along with answers to frequently asked questions will be provided in the August mailing.

Robert W. Kloss, chairman, president and chief executive officer for Provident, said, “We’re pleased the Pennsylvania Deputy Insurance Commissioner has issued the Order approving the sponsored demutualization. The proposed sponsored demutualization is an excellent opportunity for Provident and its policyholders, and we expect strong approval when the vote is taken.”

“As we’ve stated before, we believe that Provident is an excellent strategic fit for our companies and the merger will assist in achieving our business strategies and goals,” said Joseph J. Gasper, president and chief operating officer for NFS. “We also believe the sponsored demutualization is in the best interests of both Provident policyholders and Nationwide Financial shareholders.”

Columbus-based Nationwide Financial Services, Inc. is the holding company for the retirement savings and income operations of Nationwide Mutual Insurance Company. NFS is a leading provider of annuities, life insurance, retirement plans, mutual funds, and other financial services to individuals and institutional clients. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country’s seventh-largest life insurer1.

Provident Mutual Life Insurance Company, based in Berwyn, PA, specializes in marketing asset accumulation, wealth preservation, life insurance, retirement and investment products to the affluent and business markets. Provident also has a substantial presence in Newark, DE, where its service and technology center is operated.

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[1]	Source—A.M. Best, based on December 31, 2001 assets.